UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 8, 2010
Red Trail Energy, LLC
(Exact Name of Registrant as Specified in Its Charter)

North Dakota	000-52033	76-0742311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
P.O. Box 11, 3682 Highway 8 South
Richardton, North Dakota 58652
(Address of Principal Executive Offices)(Zip Code)
701-974-3308
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 29, 2010, the Red Trail Energy, LLC (the “Company”) board of governors approved a management reorganization plan to be effective July 8, 2010.  Pursuant to this management reorganization plan Gerald Bachmeier was appointed to the position of Chief Executive Officer for the Company. Mr. Bachmeier’s appointment coincides with the reassignment of Calvin Diehl, the Company’s former Chief Executive Officer, to serve as the Company’s grain merchandiser.

Mr. Bachmeier, age 55, previously served as interim Chief Executive Officer for the Company from June 15, 2009 through December 31, 2009. Mr. Bachmeier is currently the Chief Manager of Greenway Consulting, LLC (“Greenway”), a position he has held since Greenway’s founding in 2001. Mr. Bachmeier serves on the Board of Directors for the Renewable Fuels Association and the Minnesota Coalition for Ethanol and has served on the Board of Directors for Renewable Products Marking Group.  Mr. Bachmeier has been involved in the ethanol industry for the past 20 years. The terms of Mr. Bachmeier’s employment agreement as Chief Executive Officer have yet to be finalized.

Greenway, one entity in which Mr. Bachmeier serves as Chief Manager, is party to a Management Agreement with the Company dated December 17, 2003.  During fiscal year 2009, Greenway received $144,000 from the Company for management consulting services provided to the Company, and during fiscal year 2010, Greenway has, as of July 8, 2010, received $73,000 from the Company for management consulting services provided to the Company.

Mr. Diehl, age 50, previously served as the Company’s grain merchandiser from January 1, 2009 to December 31, 2009. Mr. Diehl has over 25 years experience in the grain industry.  From June 2005 to January 1, 2009, Mr. Diehl was the general manager of James Valley Grain, LLC in Oakes, North Dakota.  Prior to that position, Mr. Diehl held a variety of positions with CHS Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Trail Energy, LLC

Date: July 13, 2010	By:	/s/ Kent Anderson
	Name:	Kent Anderson
	Title:	Chief Financial Officer